Exhibit 99.1

NEWS RELEASE
Contacts: Neal A. Fuller, EVP and CFO AMERISAFE, Inc. 337-463-9052

ALLEN BRADLEY TO RETIRE AS EXECUTIVE CHAIRMAN

DeRidder, La., February 26, 2016 (GLOBE NEWSWIRE) — AMERISAFE, Inc. (Nasdaq: AMSF) a specialty provider of hazardous workers’ compensation insurance, today announced that C. Allen Bradley, AMERISAFE’s Executive Chairman, will retire effective April 22, 2016.

Mr. Bradley joined the Company in 1994 and served in a number of management roles, including as CEO from 2003 through 2015. Mr. Bradley led AMERISAFE in its initial public offering in 2005.

Mr. Bradley commented, “After serving years as CFO, Janelle Frost’s transition to the CEO role of AMERISAFE began when she was promoted to Chief Operating Officer in May 2013. When I announced my retirement in March 2015, I agreed to remain until September 2016 to assist her in the transition to CEO. This transition has gone extremely well and now is the right time for me to fully retire. I have full confidence in Janelle and the Company’s management team, and I am looking forward to retirement.”

Jared Morris, the Company’s lead director, said “The Board wants to thank Allen for his years of service to AMERISAFE. During Allen’s tenure as CEO, he was able to guide the Company through the soft and hard markets of the insurance industry and continue to produce superior results. In fact, he was able to lead the Company to its most profitable years in its history. As Executive Chairman, he made for an extremely smooth transition to the new management team. The Board hopes that Allen’s retirement will be as outstanding as his leadership at AMERISAFE.”

Janelle Frost said, “On behalf of the employees, I also want to thank Allen for his leadership and his years of service to the Company. I personally am grateful for his guidance and friendship.”

The Board has appointed Jared Morris as Chairman of the Board of AMERISAFE effective upon Mr. Bradley’s retirement. Mr. Morris has served as a director of AMERISAFE since 2005, and currently serves as lead director and chair of the Nominating and Corporate Governance Committee.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, agriculture, and oil and gas . AMERISAFE actively markets workers’ compensation insurance in 27 states and the District of Columbia.